Consent of Independent Registered Public Accounting Firm We consent to the use of our report dated August 17, 2021, with respect to the consolidated financial statements and financial statement schedule II of Mercury Systems, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference. Our report dated August 17, 2021 on the effectiveness of internal control over financial reporting as of July 2, 2021 contains an explanatory paragraph that states that the Company acquired Physical Optics Corporation (“POC”), Pentek Technologies, LLC and Pentek Systems, Inc. (collectively, “Pentek”) during fiscal year 2021, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of July 2, 2021, POC’s and Pentek’s internal control over financial reporting associated with 22 percent of total consolidated assets (of which 16 percent represented goodwill and intangible assets included within the scope of the assessment) and 9 percent of total consolidated revenues included in the consolidated financial statements of the Company as of and for the fiscal year ended July 2, 2021. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of POC and Pentek. /s/ KPMG LLP Boston, Massachusetts November 9, 2021